EMPLOYEE AGREEMENT


         This EMPLOYEE AGREEMENT (hereinafter, this "Agreement"), made and entered into in the City of Lawrenceville, GA, this 15th day of July, 2000, by and between American Utilicraft Corporation, a corporation duly organized and existing under the laws of the state of Delaware, having its principle office and place of business at 300 Petty Rd. NE, Suite B, Lawrenceville, GA 30043 (hereinafter, the "Corporation"), and Thomas A. Dapogny, residing at 3642 MORNING CREEK COURT, SUWANEE, GA 30024 (hereinafter, "Dapogny").


                                    WITNESSETH:

         1. The Corporation hereby employs Dapogny, and Dapogny agrees to work for the Corporation as Vice President, Operations of the Corporation, reporting to the President and Chief Executive Officer.

         2. This Agreement shall expire on July 15th, 2003, unless sooner terminated as hereinafter provided. In addition to the arrangements for termination hereinafter provided, it is agreed between the parties that until the major start-up financing (approximately 20,000,000) of the Corporation is achieved, this Agreement may be summarily terminated, that is, without notice, in the sole discretion of the President and Chief Executive Officer of the Corporation.

                  Dapogny agrees to devote his full time efforts to his duties as Vice President, Operations for the profit, benefit and advantage of the business of the Corporation.

         4. (a) The Corporation agrees to pay Dapogny a basic salary at the rate of ninety thousand dollars ($90,000) per annum, payable in semi-monthly installments, for all the services to be rendered by Dapogny hereunder, including service as a member of a committee, and any other duties related to his position required of him by the President and Chief Executive Officer. The basic salary above-stated is understood by the parties to this Agreement to be payable to Dapogny during the period in which the Corporation is developing the FF-1080 aircraft and seeking its Federal Aviation Administration (hereinafter "FAA") aircraft type Certification.

              (b) When the FAA certification is achieved, the basic salary payable to Dapogny will increase to One Hundred Thousand Dollars ($100,000.00) per annum Effective the first (1st) day of the month in which the FAA issues the FF-1080 aircraft type certificate to the Corporation.

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              (c) The basic salary payable to Dapogny will further increase to One Hundred Twenty-Five Thousand ($125,000.00) per annum effective the first (1st) day of the month in which the Corporation delivers production aircraft number twenty-four
                  (24).

              (d) Basic Salary payments to Dapogny under this Agreement
                  shall begin on the first (1st) day of the month in which the major start-up financing (approximately $20,000,000) of the Corporation is achieved.

              (e) The basic salary payments made to Dapogny under this
                  paragraph shall be adjusted annually, effective the first
                  (1st) day of the thirteenth (13th) month after any such payment under subparagraphs (a), (b) or (c) above begins, by the percentage of the annual rate of change in the Consumer Price Index for the twelve (12) months preceding the above effective date.

         5. The Corporation agrees that it will pay Dapogny, as a bonus, an additional sum amounting to one quarter of one percent (.125%) of the basic delivered invoice price (not including optional equipment) of an FF-1080 aircraft delivered to commercial concerns, worldwide, (including commercial air carriers when owned and/or operated by a foreign government) as, and only as, responsibility for such sales may be assigned to Dapogny by the President and Chef Executive Officer. Payments of the additional sum payable to Dapogny under this paragraph shall be made on the first (1st) working day of the month following the month in which aircraft deliveries are made and final payment on such deliveries has been received by the Corporation regardless of whether or not this Agreement is then in effect.

         6. The Corporation and Dapogny agree that the geographical location at which Dapogny will devote the major portion of his time and efforts to his duties as Vice President, Operations is at the office facility of the Corporation, in Lawrenceville, GA.

         7. The Corporation agrees to pay all reasonable expenses incurred by Dapogny in furtherance of the business of the Corporation, including travel and entertainment expenses. The Corporation agrees to reimburse Dapogny for any such expenses paid out by him in the first instance, upon submission by him of a statement itemizing such expenses.

         8. If Dapogny shall, during the term of his employment under this Agreement, be absent from work because of illness or other cause for a period, or aggregate of periods, in excess of six
                  (6) months in any one (1) year of the term of employment, the Corporation shall have the right to terminate this Agreement on one hundred eighty (180) days notice to Dapogny. In that event, the Corporation shall pay Dapogny his compensation to the date of termination.

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         9.       Dapogny agrees that the Corporation may, from time to time, apply for take out in its own name and at its own expense, life, health, accident, or other insurance upon Dapogny that the Corporation may deem necessary or advisable to protect its interests hereunder; the total amount of such life insurance shall not exceed One Million Dollars ($1,000,000.00) without the written consent of Dapogny. Dapogny agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Corporation in procuring such insurance; and Dapogny agrees that other than his rights as a shareholder he shall have no right, title, or interest in or to such insurance.

         10. In the event of the death of Dapogny during the term of this Agreement and after the major start-up financing is in place, the Corporation agrees to pay Dapogny's legal representatives the sum of Five Thousand Dollars ($5,000.00).

         11. Dapogny agrees that during the term of this Agreement he will not engage in any other commercial activity, whether or not competitive with the business of the Corporation, nor be affiliated in any other way as officer, director, or significant stockholder of another corporation without the written consent of the President and Chief Executive Officer of the Corporation.

         12. Dapogny agrees that he shall exercise reasonable care to prevent disclosure of the Corporation's proprietary information others and shall not, himself at any time during the period of this Agreement and after its termination for any reason, disclose the Corporation's proprietary information to others and will not use such information for any purpose except as contemplated by this Agreement. The term "proprietary information" as used herein includes, in addition to information so designated and labeled by the Corporation, all business, financial, technical and design information related to the Corporation's developmental and production programs whether or not designated and labeled as proprietary information.

         13. Dapogny agrees that, for a period of three (3) years after leaving the employ of the Corporation for any reason, he will not engage in any way, directly or indirectly, in any business competitive with the business of the Corporation.

         14.  (a) After the major start-up financing (approximately
                  $20,000,000) of the Corporation achieved, either party shall have the right to terminate this Agreement upon one hundred eighty (180) days notice to the other. If Dapogny terminates this Agreement, the Corporation shall pay Dapogny until the date of termination. Except for any reason that would be considered for cause, if the Corporation terminates the Agreement, it shall forthwith pay additional compensation to Dapogny in the form of a lump sum payment of two (2) times the average amount of the annual basic salary then payable under paragraphs 4 (a), (b) or (c) above.

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              (b) For purposes of paragraph (a) above, a reason that could be considered for cause, within the sole discretion of the President and Chief Executive Officer, would be the failure of the Corporation to have sold at least twenty-five (25) FF-1080 aircraft or derivative aircraft during the first fu11 calendar year (January 1 though December 31) after the major start-up financing (approximately $20,000,000) of the Corporation is achieved, and to sell at least twenty-five (25) FF-1080 or derivative aircraft each calendar year thereafter.

         15. (a) For protection of Dapogny against possible termination after a change of control (defined below) of the Corporation and to induce Dapogny to continue to serve in his capacity as Vice President, Operations or in such other capacity to which he may be elected or appointed, the Corporation will provide severance benefits in the event Dapogny's employment is terminated after a change of control.

              (b) "Change of Control" shall have occurred if, at any time after the Corporation has acquired its major start-up financing, (a) any person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act ("SEA") of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total to twenty percent (20%) or more of the outstanding shares of the Corporation's common stock, or (b) the Board of Directors of the Corporation is composed of a majority of directors who were not directors of the Corporation on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 Regulation 14A promulgated under the SEA.

              (c) If a change of control has occurred, Dapogny shall be
                  entitled to severance benefits if his employment is terminated by him due to:

                     (i)   the assignment to him of any duties not
                           consistent with his present position, or a change in titles or offices, or any failure to re-elect him to any positions held on the date of the change of control;

                     (ii) a reduction in salary or discontinuance of any bonus plans in effect on the date of the change of control; or

                     (iii) a change in geographical location of where his
                           position is based in excess of twenty (20) miles or required travel in excess of his usual business travel schedule.

              (d) Dapogny shall be entitled to severance benefits if his employment is terminated by the Corporation after a change of control. Such termination must not be due to any reason that would be considered for cause.

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              (e) Severance benefits after a change of control has occurred shall be:

                     (i) a lump sum payment of ten (10) times the amount of the annual basic salary then payable under paragraphs 4 (a), (b) or (c) above.

                     (ii) allowance of surrender of all outstanding stock options, with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is higher; and

                     (iii) all employee benefits in effect and applicable
                           to Dapogny on the date of the change of control will be retained and paid by the Corporation for Dapogny for a period of two (2) years. These benefits shall include all health, accident, and disability plans as well as any life insurance plans provided by or through the corporation.

              (f) Dapogny shall not be required to mitigate the amount of any payment provided under these severance benefits by seeking other employment and none of these payments may be reduced by any future salary he may earn.

              (g) In the event of a change of control, the Corporation is aware that the Board of Directors or a shareholder or shareholders of the Corporation may cause the Corporation to refine to comply with its obligations under this paragraph, or may cause the Corporation to institute litigation seeking to have this paragraph declared enforceable, or may take other action to deny Dapogny the benefits intended to be provided under this paragraph. It is the intent of the Corporation that Dapogny not be required to incur expenses in enforcing his rights under this paragraph by litigation or other legal action because the costs and expenses thereof would substantially detract from the benefits intended to be extended to Dapogny under this paragraph.

              (h) If, following a change of control, Dapogny determines that the Corporation has failed to comply with any of its obligations under this paragraph or in the event the Corporation or any other person takes action to declare this paragraph void or enforceable, or institutes any litigation or other legal action designed to deny Dapogny the benefits intended to be extended under this paragraph, the Corporation authorizes Dapogny to retain counsel of his choice at the Corporation's expense to represent Dapogny in connection with the initiation or defense by Dapogny of any litigation or legal action, whether by or against the Corporation, any director, officer, shareholder, or any other person affiliated with the Corporation, in any jurisdiction.

              (i) Despite any previously existing attorney-client
                  relationship between the Corporation and counsel retained by Dapogny, the Corporation hereby provides that Dapogny may enter into an attorney-client relationship with such counsel. The Corporation and Dapogny agree that a confidential relationship will exist between Dapogny and such counsel.

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              (j) The Corporation hereby authorizes that the reasonable fees and expenses of councel retained by Dapogny shall be paid or reimbursed to Dapogny by the Corporation on a regular, periodic basis upon Dapogny's presentation of a statement or statements, prepared by counsel in accordance with its customary practices, up to a maximum aggregate amount of Two Hundred Fifty Thousand Do11ars ($250,000.00).

         16. The Corporation shall have the right, with the consant of Dapogny, to assign this Agreement to its successors or assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its said successors or assigns. The terms "successor" and "assign" shall include any corporation which buys all or substantially all of the Corporation's assets, or all of its stock, or with which, it merges or consolidates.

         17. The Corporation shall indemnify Dapogny and hold him harmless against any claims or legal action of any type brought against Dapogny with respect to his activities as Vice President, Operations of the Corporation and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Dapogny therein. In the event an action should be filed with respect to the subject of this indenmity and hold harmless agreement, the Corporation agrees that Dapogny may employ an attorney of Dapogny's own selection to appear and defend the action, on behalf of Dapogny, at the expense of the Corporation. Dapogny, at his option, shall have the sole authority for the direotion of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions against Dapogny.

         18. Any dispute concerning any questions of law or fact arising out of the circumstances of employment under this Agreement shall be determined by arbitration. The controversy shall be submitted to the American Arbitration Association for final determination.

         l9. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         20. If any provision of this Agreement is declared invalid by any Tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provisions shall be deemed deleted from this Agreement as though the provision had never been inc1uded herein. In either case, the remaining provisions of this Agreement shall remain in effect.


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         21.      This Agreement may be extended or modified by mutual agreement in wiring in the form of a numbered amendment hereto.

         22. This Agreement shall be construed in accordance with the laws of the State of Delaware.

         23.      This Agreement consists of seven (7) pages.


IN WITNESS WHEREOF, the Corporation has hereunto signed its name by its President and Chief Executive Officer, and the other party hereto has signed his name, all as of the day and year first above written.



                                        AMERICAN UTILICRAFT CORPORATION


                                        By:  /S/ John J. Dupont
                                           -------------------------------------
                                             John J. Dupont
                                             President and Chief
                                             Executive Officer


                                             /S/ Thomas A. Dapogny
                                           -------------------------------------
                                             Thomas A. Dapogny

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